Exhibit 99.1

FOR IMMEDIATE RELEASE

Smart Move, Inc. Reports First Quarter 2007 Results

Comparable Revenue Increase 28%

Denver, Colorado – (Business Wire) – May 21, 2007 – Smart Move, Inc. (AMEX: MVE) today reported financial results for its first quarter ended March 31, 2007.

Highlights for the first quarter of 2007 as compared to the first quarter of 2006 include:

•	Revenues increased 28% to $947,948

•	Property and equipment increased over $3.7 million, including the addition of $2.3 million in new SmartVaultTM containers.

•	Signed Arpin Van Lines as Smart Move’s second national van line customer

•
Smart Move successfully launched its local Denver storage service offering at quarter end. Acceptance has been strong and we have quickly established a base of revenue producing customers. The Denver warehouse also includes an on-site inventory and distribution system to begin selling moving supplies to customers as well as local moving and storage companies in the 61 cities currently served by the Company.

“We have had an overwhelmingly positive response with regards to the roll out of the new design version of our SmartVaultTM container. The SmartVaultTM is the only container in the industry that has a GPS tracking device and no wood components in the design, which is a significant industry point of difference. Both our customers and industry partners have been impressed and have voiced high levels of satisfaction with its performance to date. I would like to point out that our reported revenue only reflects those moves actually completed during the quarter, in addition at March 31st, 2007, the company has advanced billings and active jobs in process, which have combined future revenues of approximately $772,000, those revenues will be reflected in future reporting periods. We continue to see that our forward bookings are picking up as we enter the traditional high moving season. The execution of an agreement with our second major national van line, Arpin Van Lines, is a significant milestone. Arpin Van Lines was established in 1900 and we are excited to be working with the Arpin family of agents as they bring a new segment of the market to Smart Move with their customer base. At the same time our service relationship with Atlas continues to progress; we are particularly encouraged by Atlas’s sales efforts and penetration in the corporate relocation market place,” said Chris Sapyta, President and Chief Executive Officer. He added, “We continue to explore new sales and marketing channels, and are very excited about the progress of these discussions and how our services are being viewed and accepted in the market place as more national van lines are inquiring about utilizing our services, as well as other commercial possibilities.”

First Quarter 2007 Results

Smart Move’s comparable revenue for the first quarter increased by $206,093 to $947,948, an increase of 28%. The net loss for the first quarter decreased to $1,524,259 compared to a net loss of $2,210,423 incurred in the first quarter of 2006. The decrease in the net loss is due primarily to an income tax benefit of $980,000, offset by an increase in total selling, general and administrative expenses of approximately $112,014. Additional expenses associated with Smart Move’s nationwide rollout and related asset additions included an increase in depreciation expense relative to the comparable period of $221,518 to $462,500.

As compared to the same period in 2006, total property and equipment increased during the quarter by over $3.7 million to $15 million. These additions included acquisition of newly manufactured SmartVaultTM units at $2.3 million, additional GPS units at $712,000 and additional container components at $500,000.

Net cash consumed in operations was approximately $1.4 million for the three months ended March 31, 2007, as compared to $1.2 million in the comparable prior year period. Cash was consumed by the net loss of $1,524,259, less non-cash expenses of $462,530 for depreciation, $113,584 of amortization of debt discounts, $62,650 of non-cash compensation, offset by a non cash costs of deferred income tax benefit of $980,000 and a bad debt recovery of $15,274. As compared with the quarter ending March 31, 2006, cash was also consumed by increases in accounts receivable of $50,788 and deferred revenue of $29,365 during the period. An increase in accounts payable of $177,116, an increase in accrued interest of $261,821, decrease in contracts in process of $79,894 and a decrease in prepaid of $58,184 provided cash during the period as compared to the same period in 2006..

The company had cash balances of $10.3 million on March 31, 2007.

Conference Call

The Company will host a conference call to discuss first quarter 2007 financial results on Tuesday, May 22, 2007 at 9:30am Eastern standard time. Hosting the call will be Chris Sapyta, Chief Executive Officer, and Edward Johnson, , Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-366-7640, or for international +303-262-2138. A replay will be available one hour after the call and can be accessed from the Company’s website at www.gosmartmove.com under the investor relations section.

About Smart Move, Inc.

Founded in 2004, Smart Move, Inc. is an asset management company that provides a unique, revolutionary, and increasingly popular alternative method of transporting household and commercial goods securely and on a time guaranteed basis. The company uses a GPS equipped, proprietary shipping container, the SmartVault™, to execute the movement of goods and utilizes its technologies to efficiently manage the fleet of assets. Smart Move currently offers moving services available to over 92% of the USA population from its operations in the 61 largest U.S. metropolitan areas in the USA. Our business model offers specific competitive advantages over the traditional van line agencies that perform the majority of the long distance moves in the U.S. today through: superior security, scheduling flexibility and expedited service. The company automatically includes superior replacement value insurance coverage for its customers, a unique feature of its offering within the asset transport and household goods industry. For more information and latest updates on available services, visit Smart Move’s web site at www.gosmartmove.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions.  These forward-looking statements include statements regarding the company’s expectations, beliefs, or intentions about the future, and are based on information available to the company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in laws or regulations and risks related to development activities as described in our registration statement on Form SB-2 filed for Smart Move’s initial public offering, and other risk factors described from time to time in the company’s periodic reports, including its annual report filed on Form 10-KSB for the year ended December 31, 2006.

Investor Relations
Contact: Pete Bloomquist
Smart Move, Inc.
303-339-9558
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Statements of Operations

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Sales	$947,948	$741,855

Cost of moving and storage (exclusive of depreciation and amortization shown separately below)	1,055,605	860,712
Depreciation and amortization	433,017	215,190

Total cost of moving and storage	1,488,622	1,075,902

Gross loss	(540,674)	(334,047)

Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below and including noncash compensation of $62,650 for the three months ended March 31, 2007 and $750,000 for the three months ended March 31, 2006)	1,678,999	1,523,676
Depreciation and amortization	29,513	25,822
Impairment of note receivable	—	47,000

Total selling, general and administrative expenses	1,708,512	1,596,498

Operating loss	(2,249,186)	(1,930,545)

Other income (expense):
Interest income	149,076	36,193
Interest expense	(404,149)	(316,071)

Total other expense	(255,073)	(279,878)

Loss before income tax benefit	(2,504,259)	(2,210,423)
Income tax (benefit)	(980,000)	—

Net loss	$(1,524,259)	$(2,210,423)

Net loss per share:
Basic and diluted	$(0.15)	$(0.49)

Shares used to compute net loss per share:
Basic and diluted	10,171,092	4,470,506

Balance Sheets

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,360,560	$14,235,823
Account receivable trade, net of allowance of $25,000 and $40,274	187,342	121,280
Contracts in process	287,994	367,888
Prepaid and other	56,641	114,825

Total current assets	10,892,537	14,839,816

Property and equipment, net	12,947,405	9,662,213
Other assets	105,341	89,006

	13,052,746	9,751,219

Total assets	$23,945,283	$24,591,035

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,399,563	$797,508
Accrued interest	577,012	315,191
Deferred revenue	84,099	113,464
Deferred income tax	87,000	122,000
Current portion of long-term debt and notes payable, (face amount of $930,916 and $816,238) net of discounts of $579,387 and $522,599	351,529	293,639
Current portion of obligations under capital leases	84,130	84,130

Total current liabilities	3,583,333	1,725,932

Long-term liabilities:
Long-term debt and notes payable, less current portion, (face amount of $9,899,411and $10,179,971) net of discounts and offering costs of $5,528,716 and $5,695,423	4,370,695	4,484,548
Obligations under capital leases, less current portion	235,867	250,666
Deferred income tax	1,300,000	2,165,000

Total long-term liabilities	5,906,562	6,900,214

Total liabilities	9,489,895	8,626,146

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 10,171,092 issued and outstanding	1,017	1,017
Additional paid-in capital	17,159,565	17,064,807
Accumulated deficit	(2,705,194)	(1,100,935)

Total shareholders’ equity	14,455,388	15,964,889

Total liabilities and shareholders’ equity	$23,945,283	$24,591,035